AMERICA ONLINE, INC. REPORTS FISCAL 1998 FOURTH QUARTER
           NET INCOME OF $7.1 MILLION OR $0.03 PER FULLY DILUTED SHARE

     Full Year Net Income of $91.8 Million or $0.35 per Fully Diluted Share

            Before One-Time Charges of $88.2 Million and Fully Taxed,
    Fourth Quarter Net Income Climbs to $57.3 Million or $0.23 per Share and
          Full Year Net Income Rises to $134 Million or $0.55 Per Share


DULLES, VA, September 28, 1998 -- America Online, Inc. (NYSE: AOL) today reported fiscal 1998 fourth quarter net income of $7.1 million or $0.03 per fully diluted share and full year net income of $91.8 million or $0.35 per fully diluted share. This compares to a net loss of $11.8 million, or $0.06 per share in last year's fourth quarter, and fiscal 1997's net loss of $499.3 million or $2.61 per share.

The Company reported its operating results for the fiscal 1998 fourth quarter and full year on August 4, 1998. The Company's fiscal 1998 net income reported today reflects one-time charges taken in the fourth quarter, which the Company said have no effect on the previously announced operating results.

Fourth quarter net income, before special charges and on a fully taxed basis, climbed to $57.3 million or $0.23 per fully diluted share, on revenues of $792.3 million. These earnings represent a tenfold increase on a comparable basis over the Company's earnings for the fiscal 1997 fourth quarter.

The full year's net income, before special charges and on a fully taxed basis, rose to $134.0 million or $0.55 per fully diluted share on revenues of $2.6 billion. That compares to a fiscal 1997 net loss of $13.4 million or $0.07 per share on revenues of $1.7 billion.

The Company also reported fourth quarter non-cash charges for acquired research and development of $60.5 million in connection with its acquisition of the assets of Mirabilis Limited, including its ICQ instant communication and chat technology, and of $10.0 million in connection with its acquisition of NetChannel, Inc. In addition, during the same quarter, the Company took a $17.7 million charge in connection with a previously announced legal settlement.

 "Our fiscal 1998 operating results reflect our strong momentum as the leading interactive services company," said Steve Case, Chairman and Chief Executive Officer. "America Online is firing on all cylinders, and we look forward to continuing to strengthen our unique position in the fastest-growing industry in the world."

Bob Pittman, President and Chief Operating Officer, said: "In this first quarter of our 1999 fiscal year, we are continuing to build aggressively on last year's extremely successful performance with strong membership growth, a steady stream of significant advertising and commerce partnerships, major enhancements to our industry-leading value proposition, and tightly controlled costs."

Mr. Pittman added: "Starting today, we are mailing millions of CD-ROMs to members and potential customers for easy installation of AOL 4.0. We also are preparing for our biggest ever AOL Holiday Shopping campaign, the launch of our redesigned AOL.COM, and the introduction of 'You've Got Pictures!'."
The Company's operating highlights for fiscal 1998 include:

** Membership: Over fiscal 1998, AOL membership climbed 3.9 million, compared to
2.4 million in 1997. The AOL service reached a total of 12.5 million members worldwide on June 30, 1998. The CompuServe acquisition was completed in the fiscal 1998 third quarter and the service ended the year with approximately 2 million members.

** Service Revenues: AOL service revenues climbed to nearly $2.2 billion for fiscal 1998, a 51% increase over the prior year, reflecting growing membership and higher revenue per member.

** Other Revenues: Advertising, commerce and other revenues rose to $439.0 million for fiscal 1998, compared to $255.8 million during the prior year. During the year, advertising and commerce fees amounted to $253.9 million, a 160% increase over fiscal 1997.

** Advertising and Commerce Backlog: AOL increased its backlog of advertising and commerce contract revenues from $180.0 million at the end of fiscal 1997 to $510.5 million at June 30, 1998.

** Marketing Spending: Marketing expenses were held to just 14.4% of revenues during fiscal 1998, compared to 25.0% during the prior year.

** Operating Cash Flow: The Company generated approximately $410.5 million in operating cash flow during the year and today has cash and cash equivalents in excess of $1 billion, up from $124.3 million at June 30, 1997.

                                    * * * *

America Online, Inc., based in Dulles, Virginia, is the world's leader in branded interactive services and content. America Online, Inc. operates two worldwide Internet online services: America Online, with 13 million members; and CompuServe, with approximately 2 million members. America Online, Inc. also operates AOL Studios, the world's leading creator of original interactive content. Other branded Internet services operated by America Online, Inc. include AOL.COM, the world's most accessed Web site from home; Digital City, Inc., the #1 branded local content network and community guide on AOL and the Internet; AOL NetFind, AOL's comprehensive guide to the Internet; AOL Instant Messenger, an instant messaging tool available on both AOL and the Internet; and ICQ, an instant communication and chat technology on the Internet.

                                     * * * *

This release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on management's current expectations or beliefs and are subject to a number of factors and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. The forward-looking statements in this release address the following subjects: future financial results; subscriber growth; growth of advertising and commerce relationships; marketing campaigns; and timing for launch of new products and services.

The following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements: increased competition and its effects on pricing, spending, third-party relationships, the subscriber base and revenues; inability to provide adequate network capacity; fixed-cost, minimum-commitment nature of network; reliance on network service providers; slowing or reversing subscriber and/or revenue growth, requiring the Company to increase marketing spending and causing decreased margins; inability to establish and maintain relationships with commerce, advertising, marketing, technology and content providers; risk of accepting warrants in certain agreements; inability to identify, develop and achieve commercial success for new products and services and access and distribution technologies; risks of new and changing regulation in the U.S. and internationally.

For a detailed discussion of these and other cautionary statements, please refer to the Company's filings with the Securities and Exchange Commission, especially in the Forward-Looking Statements section of the Management's Discussion and Analysis section of the Company's Form 10-K for the fiscal year ended June 30, 1998 and in the Risk Factors section of the Company's most recently filed registration statement on Form S-3 filed in June 1998.

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9/28/98 9:45 AM